Exhibit 10e

AGREEMENT

This Agreement (this "Agreement") is entered into as of July __, 2002, by and among Touch America Holdings, Inc., a Delaware corporation (the "Company"), and Robert P. Gannon ("Gannon").

Recitals

A. The Montana Power Company and Gannon entered into an agreement dated July 21, 1999 (the "CIC Agreement") to provide benefits to Gannon under certain circumstances.

B. As a part of the Company's and Gannon's negotiation and execution of an employment agreement (the "Employment Agreement"), the parties now wish to resolve certain issues concerning their rights and obligations arising under the CIC Agreement as a result of the transactions approved by the Company's shareholders and consummated on February 15, 2002 (the "Transaction").

C. The execution of the Employment Agreement is a condition to the execution of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. Payment to Gannon; Gannon Release. Upon execution of this Agreement and, except as provided in Section 2 of this Agreement, in full and complete satisfaction of the Company's obligations to Gannon arising under Sections 1 and 2 of the CIC Agreement as a result of the Transaction, the Company will, within five days of the date of this Agreement, pay Gannon $2,168,000 (the "CIC Payment"). The payment shall by check made payable to Gannon or by wire transfer to an account designated in writing by Gannon. Gannon acknowledges and agrees that (i) the CIC Payment is in full and complete satisfaction of any and all of the Company's obligations under Sections 1 and 2 of the CIC Agreement arising as a result of the Transaction or otherwise, (ii) he shall not be entitled to any further payment under the CIC Agreement as a result of any future transactions involving the Company, and (iii) the Company (or any successor or assignee of the Company) shall have no further obligation to Gannon except as specifically contemplated by Section 2 of this Agreement.

2. Remaining Company Obligations to Gannon under the CIC Agreement. Except for the Company's obligations to Gannon under Sections 3 and 5 of the CIC Agreement which shall remain in full force and effect following the payment to Gannon under Section 1, the Company (nor any successor or assignee) shall have no further obligation to Gannon under the CIC Agreement.

3. General Provisions.

(a) This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and, except as set forth in this Agreement, supersedes all prior agreements with respect to the subject matter hereof. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

(b) This Agreement shall be deemed incorporated into, and a part of, the CIC Agreement.

(c) This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Montana, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

TOUCH AMERICA HOLDINGS, INC.

By____________________________________
Its__________________________________

ROBERT P. GANNON

______________________________________
Robert P. Gannon